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                                                                    Exhibit 23.4


                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Healtheon/WebMD Corporation on Form S-4 of our report dated August 5, 1998 (October 7, 1998 as to Note 6.b., December 11, 1998 as to Note 13 and January 29, 1999 as to note
14) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 13) relating to the consolidated financial statements of MedE America Corporation as of June 30, 1997 and 1998 and for each of the three years in the period ended June 30, 1998, appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the hearing "Experts" in such Proxy Statement/Prospectus.

DELOITTE & TOUCHE LLP
Jericho, New York
June 16, 1999